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                                                                   EXHIBIT 12(b)



                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                    For the Three Months Ended March 31, 2000
                          (In thousands, except ratio)


           Net income                                                    $  948

           Fixed charges:
                 Advisory fees                                               31

           Total fixed charges                                               31

           Earnings before fixed charges                                 $  979

           Fixed charges, as above                                           31

           Preferred stock dividend requirement                             681

           Fixed charges including preferred stock dividends             $  712

           Ratio of earnings to fixed charges and preferred
                 stock dividends requirements                              1.38